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                                                                       EXHIBIT 5

                                                   [FROST BROWN TODD LETTERHEAD]
                                                                  (513) 651-6800


                                   May 7, 2001


Broadwing Inc.
201 East Fourth Street
Cincinnati, Ohio 45202

         Re:      Broadwing Inc.: Form S-8 Registration Statement
                  Executive Deferred Compensation Plan

Ladies and Gentlemen:

     We are counsel for Broadwing Inc., an Ohio corporation (the "Company"), which is named as a Registrant in the Registration Statement on S-8 that is being filed on or about May 7, 2001 with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 300,000 common shares, par value $0.01 per share (the "Common Shares"), the Company offered or to be offered pursuant to the Executive Deferred Compensation Plan (the "Plan").

     As counsel for the Company, we have participated in the preparation of the Registration Statement. In addition, we are generally familiar with the records and proceedings of the Company. Furthermore, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of corporate records or documents of the Company and said representations of officers of the Company as we have deemed appropriate.

     With respect to the Common Shares registered pursuant to such Registration Statement as filed and as it may be amended, it is our opinion that the Common Shares, when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this Opinion with the Commission as a Exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Frost Brown Todd LLC